
SELECTED CONSOLIDATED DATA (UNAUDITED)               U S WEST, INC.

                       Quarter Ended             Year Ended
In millions, except     December 31,     %      December 31,     %
per share amounts      1998     1997   Change  1998     1997   Change
-------------------- -------  -------  -------------  -------  ------

Normalized access lines (thousands):
 Business              4,946    4,790   3.3    4,946    4,790  3.3
 Consumer             11,660   11,243   3.7   11,660   11,243  3.7
Total                 16,606   16,033   3.6   16,606   16,033  3.6
Access lines
 (thousands):
 Business              4,945    4,790   3.2    4,945    4,790  3.2
 Consumer             11,656   11,243   3.7   11,656   11,243  3.7
Total access lines    16,601   16,033   3.5   16,601   16,033  3.5

Billed access minutes of use (millions):
 Interstate           14,895   14,277   4.3   58,763   55,362  6.1
 Intrastate            3,124    3,027   3.2   12,330   11,729  5.1
Total minutes of use  18,019   17,304   4.1   71,093   67,091  6.0

Employees:
 U S WEST, Inc.       54,483   51,110   6.6   54,483   51,110  6.6
 Telephone
  operations only     46,310   43,749   5.9   46,310   43,749  5.9
Telephone empl per
 10,000 access lines    27.9     27.3   2.2     27.9     27.3  2.2

Dividends per
 common share (#1)  $  0.535 $  0.535     - $   2.14 $   2.14    -
Common shares
 outstanding (#1)      502.9    500.9   0.3    502.9    500.9  0.3
Capital expend      $    985 $  1,028  (4.2)$  2,905 $  2,672  8.7
EBITDA (#2)            1,325    1,034  28.1    5,248    4,939  6.3
EBITDA margin           41.4%    36.6%    -     42.4%    43.0%   -
Debt-to-capital
 ratio (#3)             57.1%    55.6%    -     57.1%    55.6%   -

<F1>
# 1: Dividends per common share for the years ended December 31, 1998 and 1997 and for the fourth quarter 1997, and common shares outstanding at December 31, 1997 are pro forma and assume the Separation had been consummated as of each period indicated.
<F2>
# 2: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales.
<F3>
# 3: Telephone operations only.

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